CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement (No. 333-172714) on Form S-1 of Selway Capital Acquisition Corporation (a development stage company) of our report dated March 9, 2011, except for Note B, as to which the date is April 25, 2011, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

New York, New York
June 21, 2011